Exhibit 5.1

June      , 2021

China HGS Real Estate Inc.

6 Xinghan Road, 19th Floor,

Hanzhong City Shaanxi Province, PRC 723000

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333- ), as amended (the “Registration Statement”), filed by China HGS Real Estate Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 3,092,114 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), will be sold by a certain selling stockholder identified in such Registration Statement (the “Selling Stockholder”). We understand that the Shares are to be sold by the Selling Stockholder for resale to the public as described in the Registration Statement and pursuant to an equity acquisition agreement, substantially in the form filed as an exhibit to the Registration Statement, entered into by and among the Company and the Selling Stockholder (the “Equity Acquisition Agreement”)..

We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholder. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Florida (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholder have been duly authorized, issued and paid for in accordance with the terms of the Equity Acquisition Agreement.

June , 2021 Page 2

 We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal  Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

Loeb & Loeb LLP